Exhibit 99.1

JERSEY CITY, N.J., June 3, 2022// — MOJO Organics Inc. (OTC: MOJO) announces its recent efforts at capital restructuring.

It continues to be a goal of the Company to have a simple and easy to understand capital structure for stakeholders.

From April 1 to June 3, 2022, MOJO has completed the purchase of 910,685 shares of its Common Stock. This brings the total common stock repurchased in 2022 to 1,660,685 shares which is 5.30% of the total outstanding shares. All repurchased shares were cancelled and returned to Treasury.

In June, an Officer and Director exercised an option to purchase 318,108 common shares at an exercise price of $0.08 per share, with total proceeds to the company of $25,448.64.

As of June 3, 2022, MOJO has one class of common stock outstanding, with no derivative securities or rights to acquire common stock, including options, warrants and convertible debt. Total common stock outstanding as of June 3, 2022 was 31,357,003 shares.

On June 3, 2022, MOJO filed an application with the OTC to be quoted on the OTCQB tier of the OTC Markets platform. Currently, MOJO is quoted on the OTC Markets under the OTCPink tier.

MOJO plans to continue the process of repurchasing shares as opportunities to repurchase present themselves.

The Company is also studying a reverse split and decreasing the authorized shares proportionately, and is looking into the effects this corporate action may have on the Company’s overall structure.

For additional information contact Glenn Simpson CEO MOJO Organics Inc. at 929 264 7944 Stock Symbol: MOJO

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words ‘estimate,’ ‘possible’ and ‘seeking’ and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risk.